Exhibit 10.2

THE SIXTH AMENDED AND RESTATED 1998 EQUITY PARTICIPATION PLAN
OF TEGAL CORPORATION

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

        Tegal Corporation (the “Company”),pursuant to The Sixth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (the “Plan”),hereby grants to the holder listed below (“Holder”),the number of Restricted Stock Units set forth below (the “Restricted Stock Units”).The Restricted Stock Units are subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”)and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Holder:	Brad Mattson
Grant Date:	July 5, 2005
Total Number of Restricted Stock Units:	600,000

Vesting Schedule:	The Restricted Stock Units shall vest on the first to occur of (i) July 5, 2012, or (ii) in the event of a Financing (as defined below) prior to such date, the date on which the first tranche of the Incremental Capital Amount (as defined below) resulting from such Financing is released and/or becomes available to the Company without further restrictions. "Financing" shall mean the consummation of a single transaction or a series of related transactions in which equity securities or securities convertible into equity securities of the Company are sold yielding proceeds to the Company. "Incremental Capital Amount" shall mean the additional net cash available to the Company as a result of a Financing. In no event will more than 100% of the Restricted Stock Units vest pursuant to this Vesting Schedule.
Distribution Schedule:	The Restricted Stock Units shall be distributable in accordance with Section 2.3 of the Restricted Stock Unit Agreement.

        By his or her signature and the Company’s signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. Holder has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.

TEGAL CORPORATION	HOLDER:
By: /s/ Thomas R. Mika Print Name: Thomas R. Mika Title: President and Chief Executive Officer Address: 2201 S. McDowell Blvd Petaluma, CA 94954	By: /s/ Brad Mattson Print Name: Brad Mattson Address: c/o Tegal Corporation 2201 S. McDowell Blvd Petaluma, CA 94954

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

        Pursuant to the Restricted Stock Unit Award Grant Notice (“Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Tegal Corporation (the “Company”) has granted to Holder the number of Restricted Stock Units under The Sixth Amended and Restated 1998 Equity Participation Plan of Tegal Corporation (the “Plan”) indicated in the Grant Notice.

ARTICLE I

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Restricted Stock Units and the shares of Common Stock issuable with respect thereto are subject to the terms and conditions of the Plan, which are incorporated herein by reference.

ARTICLE II

GRANT, VESTING AND DISTRIBUTION OF RESTRICTED STOCK UNITS

2.1 Grant of Restricted Stock Units. In consideration of Holder’s past and/or continued employment with or service to the Company or its Subsidiaries and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Holder an award of the number of Restricted Stock Units indicated in the Grant Notice, subject to all of the terms and conditions in the Plan and this Agreement. A Restricted Stock Unit shall represent the right to receive a share of Common Stock at the time the Restricted Stock Unit is available for distribution on a deferred basis in accordance with the terms and conditions of the Plan and this Agreement.

2.2 Vesting of Restricted Stock Units. The Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Notice. Unless and until the Restricted Stock Units have vested in accordance with the vesting schedule set forth in the Grant Notice, Holder will have no right to any distribution with respect to such Restricted Stock Units. In the event of Holder’s Termination of Consultancy or Termination of Employment prior to the vesting of all of the Restricted Stock Units, any unvested Restricted Stock Units will terminate automatically and be forfeited without further notice and at no cost to the Company.

2.3 Distribution of Common Stock.

(a)

Shares of Common Stock shall be distributed to Holder (or in the event of Holder’s death, to his or her estate) with respect to such Holder’s vested Restricted Stock Units granted to Holder pursuant to this Agreement, subject to the terms and provisions of the Plan and this Agreement, commencing following the earliest to occur of the following events (each, a “Distribution Event”):

(i)	Holder’s “separation from service” within the meaning of Section 409A(2)(A)(i) of the Code and the Treasury Regulations thereunder; provided, however, that if Holder is a “specified employee” at the time of Holder’s “separation from service,” the “Distribution Event” for purposes of this Section 2.3(a)(i) shall be the date that is six months after Holder’s “separation from service” (or, if earlier, the date of Holder’s death). For purposes of this Section 2.3(a)(i), Holder shall be a “specified employee” if Holder is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company and any stock of the Company is publicly-traded on an established securities market or otherwise, as determined under Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder;

(ii)	The date Holder becomes “disabled” within the meaning of Section 409A(2)(C) of the Code and the Treasury Regulations thereunder;

(iii)	Holder’s death;

(iv)	the date immediately prior to a Change in Control, so long as such “Change in Control” constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(2)(A)(v) of the Code and the Treasury Regulations thereunder; or

(v)	March 6, 2006.

(b)

Subject to Sections 2.3(a) and 2.4, following a Distribution Event, the shares of Common Stock issuable with respect to Holder’s vested Restricted Stock Units shall be distributed to him or her in three equal quarterly installments on March 6, 2006, May 29, 2006 and August 28, 2006.

(c)

The installments described in Section 2.3(b) shall commence within thirty (30) days following the occurrence of the Distribution Event. Following the commencement of installments pursuant to this Section 2.3(c), the time for the distribution of the shares of Common Stock issuable with respect to Holder’s vested Restricted Stock Units may not be accelerated for any reason. In the event of Holder’s death prior to the distribution of all shares of Common Stock issuable with respect to Holder’s vested Restricted Stock Units pursuant to Section 2.3(b), any remaining shares of Common Stock shall be distributed to Holder’s beneficiary or estate in accordance with the schedule set forth in Section 2.3(b) for such distributions.

(d)

All distributions shall be made by the Company in the form of whole shares of Common Stock (and cash in an amount equal to the value of any fractional Restricted Stock Unit, determined based on the Fair Market Value as of the distribution date).

(e)

Notwithstanding the foregoing, shares of Common Stock shall be issuable pursuant to a Restricted Stock Unit at such times and upon such events as are specified in this Agreement only to the extent issuance under such terms will not cause the Restricted Stock Units or the shares of Common Stock issuable pursuant to the Restricted Stock Units to be includible in the gross income of Holder under Section 409A of the Code prior to such times or the occurrence of such events, as permitted by the Code and the regulations and other guidance thereunder.

2.4 Unforeseeable Emergency.

    (a)        If Holder experiences an Unforeseeable Emergency (as defined below), Holder may petition the Administrator for the right to receive a partial or full distribution of the shares of Common Stock distributable with respect to his or her vested Restricted Stock Units under this Agreement. If, in the sole discretion of the Administrator, Holder’s petition is approved, the Unforeseeable Emergency shall be deemed a “Distribution Event” with respect to the number of shares of Common Stock distributable with respect to Holder’s vested Restricted Stock Units as are approved for distribution by the Administrator. Holder shall then be entitled to receive such shares of Common Stock pursuant to Section 2.3(b).

    (b)        For purposes of this Section 2.4, an “Unforeseeable Emergency” shall mean a severe financial hardship to Holder resulting from an illness or accident of Holder, Holder’s spouse, or a dependent (as defined in Section 152(a) of the Code) of Holder, loss of Holder’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Holder. The Fair Market Value of the shares of Common Stock distributed to Holder with respect to the Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of Holder’s assets (to the extent liquidation of such assets would not itself cause severe financial hardship), as determined under the Treasury Regulations under Section 409A(a)(2)(B)(ii) of the Code.

2.5 Changes to Form or Time of Distribution. Except as provided in Section 2.4, neither the time nor form of distribution of shares of Common Stock with respect to the Restricted Stock Units under this Agreement may be changed, except as may be permitted by the Administrator in accordance with Sections 12.3 and 12.4(b) of the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

2.6 Restrictions on Transfer. Unless otherwise permitted by the Administrator pursuant to the Plan, no Restricted Stock Units or shares of Common Stock issuable with respect thereto or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

2.7 Conditions to Issuance of Stock Certificates. The shares of Common Stock deliverable with respect to the Restricted Stock Units, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock with respect to the Restricted Stock Units prior to fulfillment of all of the following conditions:

(a)     The admission of such shares to listing on all stock exchanges on which such Common Stock is then listed; and

(b)     The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c)     The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d)     The lapse of such reasonable period of time following the applicable Distribution Event as the Administrator may from time to time establish for reasons of administrative convenience; and

(e)     The receipt by the Company of full payment for such shares, including payment of all amounts which, under federal, state or local tax law, the Company (or other employer corporation) is required to withhold upon issuance of such shares in accordance with Section 10.5 of the Plan.

2.8 Rights as Stockholder. Except as otherwise provided herein, Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock issuable pursuant to the Restricted Stock Units unless and until such shares of Common Stock shall have been issued by the Company to Holder.

ARTICLE III

OTHER PROVISIONS

3.1 Adjustment for Stock Split. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the Restricted Stock Units and/or the shares of Common Stock issuable with respect thereto, consistent with any adjustment under Section 10.3 of the Plan. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Restricted Stock Units and the shares of Common Stock issuable with respect thereto, to any and all shares of capital stock or other securities which may be issued in respect of, or in exchange for, in substitution of the Restricted Stock Units and the shares of Common Stock issuable with respect thereto, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

3.2 Taxes. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment to the Company or any of its Subsidiaries in cash or deduction from other compensation payable to Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance of the Restricted Stock Units or distribution of shares of Common Stock with respect thereto. The Company shall not be obligated to deliver any new certificate representing shares of Common Stock issuable with respect to the Restricted Stock Units to Holder or his legal representative unless and until Holder or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Holder resulting from the grant of the Restricted Stock Units or the distribution of the shares of Common Stock issuable with respect thereto.

3.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and the shares of Common stock issuable with respect thereto and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Restricted Stock Units.

3.5 Restrictive Legends and Stop-Transfer Orders.

(a)     Any share certificate(s) evidencing the shares of Common Stock issued hereunder shall be endorsed with any legend required by any applicable federal and state securities laws.

(b)     Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)     The Company shall not be required: (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement; or (ii) to treat as owner of such shares of Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.

3.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the address given beneath Holder’s signature on the Grant Notice. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8 Governing Law; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. 3.9 Conformity to Securities Laws. Holder acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.10 Amendments. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Holder and by a duly authorized representative of the Company.

3.11 No Employment Rights. If Holder is an Employee, nothing in the Plan or this Agreement shall confer upon Holder any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are expressly reserved, to discharge Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and Holder.

3.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.13 Unfunded, Unsecured Obligations. The obligations of the Company under the Plan and this Agreement shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of Holder or any other person. Holder shall have only the rights of a general, unsecured creditor of the Company with respect to the Restricted Stock Units, unless and until shares of Common Stock shall be distributed to Holder under the terms and conditions of this Agreement.

3.14 Compliance in Form and Operation. This Agreement and the Restricted Stock Units are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder and shall be interpreted in a manner consistent with that intention.